DLH Reports Fiscal 2024 Third Quarter Results
Debt Reduction Continues as Company Sees Increased Bid Activity to Close Out Fiscal 2024
Atlanta, Georgia – July 31, 2024 - DLH Holdings Corp. (NASDAQ: DLHC) (“DLH” or the “Company”), a leading provider of science research and development, systems engineering and integration, and digital transformation and cyber security solutions to federal health IT and readiness agencies, today announced financial results for its fiscal third quarter ended June 30, 2024.

Third Quarter Highlights
•Third quarter revenue was $100.7 million in fiscal 2024 versus $102.2 million in fiscal 2023, reflecting growth in our Department of Health and Human Services portfolio offset by small business set-aside contract conversions
•Earnings were $1.1 million, or $0.08 per diluted share, for the third quarter of fiscal 2024 versus $1.7 million, or $0.12 per diluted share, for the third quarter of fiscal 2023
•Earnings before interest, taxes, depreciation and amortization ("EBITDA") were $10.0 million for the third quarter of fiscal 2024 as compared to $11.4 million for the third quarter of fiscal 2023.
•Total debt was $166.5 million as of June 30, 2024 versus $170.8 million as of March 31, 2024.
•Contract backlog was $670.5 million as of June 30, 2024 versus $736.2 million as of March 31, 2024.

Management Discussion
"The third quarter results depict the dynamic nature of our Company, with growth in key markets being offset by some of our contracts transitioning to small businesses, impacting our top line," said Zach Parker, DLH President and Chief Executive Officer. "New business revenue for fiscal 2024 has been delayed due to the Government evaluation process. However, strong cash flow has allowed us to reduce debt and lower interest expenses. Our broad capabilities have allowed us to increase our pursuit of new business. Despite the complexity and delays of federal procurement, our robust pipeline of qualified new business continues to offer substantial growth opportunities in our core markets for the future."

Results for the Three Months Ended June 30, 2024
Revenue for the third quarter of fiscal 2024 was $100.7 million versus $102.2 million in fiscal 2023, reflecting growth across the Company's key strategic programs — primarily in public health and IT services — offset by certain contracts converting to small business set-aside contracts.

Income from operations was $5.8 million versus $7.1 million in the fiscal 2023 third quarter and, as a percentage of revenue, the Company reported operating margin of 5.7% in fiscal 2024 versus 7.0% in the prior-year period. We experienced an increase in contract costs as a percent of revenue, primarily driven by the timing of non-labor costs that, by their nature, generate lower margins. The increase does not represent a change in our long term cost of performance expectations, but rather reflects the periodic needs of some of our logistics business. The increase in contracts cost was offset by a decrease in general and administrative expense of $0.9 million from $9.9 million in fiscal 2023 Q3 to $9.0 million in fiscal 2024 Q3.

Interest expense was $4.1 million in the fiscal quarter of 2024 versus $4.9 million in the prior-year period, reflecting lower debt outstanding due to the Company's use of cash flow generation to de-lever the balance sheet. Income before income taxes was $1.6 million for the third quarter this year versus $2.2 million in fiscal 2023, representing 1.6% and 2.1% of revenue, respectively, for each period.

For the three months ended June 30, 2024 and 2023, DLH recorded a $0.5 million and $0.5 million provision for income tax expense, respectively. The Company reported net income of approximately $1.1 million, or $0.08 per diluted share, for the third quarter of fiscal 2024 versus $1.7 million, or $0.12 per diluted share, for the third quarter of fiscal 2023. As a percentage of revenue for fiscal 2024 and 2023, net income was 1.1% and 1.7%, respectively.

On a non-GAAP basis, EBITDA for the three months ended June 30, 2024 was approximately $10.0 million versus $11.4 million in the prior-year period, or 10.0% and 11.1% of revenue, respectively and was in range of our expectations.
Key Financial Indicators
During the third quarter of fiscal 2024, DLH generated $4.6 million in operating cash. As of June 30, 2024 the Company had cash of $0.4 million and debt outstanding under its credit facilities of $166.5 million versus cash of $0.2 million and debt outstanding of $179.4 million as of September 30, 2023. The debt reduction of $4.3 million during the third quarter was all voluntary prepayments applied to floating rate debt. We have satisfied all mandatory term amortization payments through March 31, 2025. The Company expects to reduce its total debt balance to between $160.0 million and $157.0 million by the end of fiscal 2024, attibutable to an increase in days sales outstanding ("DSO") of 50 to 53 days.

As of June 30, 2024 total backlog was approximately $670.5 million, including funded backlog of approximately $141.5 million and unfunded backlog of $529.0 million.
Conference Call and Webcast Details
DLH management will discuss third quarter results and provide a general business update, including current competitive conditions and strategies, during a conference call beginning at 10:00 AM Eastern Time tomorrow, August 1, 2024. Interested parties may listen to the conference call by dialing 888-347-5290 or 412-317-5256. Presentation materials will also be posted on the Investor Relations section of the DLH website prior to the commencement of the conference call.

A digital recording of the conference call will be available for replay two hours after the completion of the call and can be accessed on the DLH Investor Relations website or by dialing 877-344-7529 and entering the conference ID 2566648.

About DLH
DLH (NASDAQ: DLHC), a Russell 2000 company, enhances technology, public health, and cyber security readiness missions through science, technology, cyber, and engineering solutions and services. Our experts solve some of the most complex and critical missions faced by federal customers, leveraging digital transformation, artificial intelligence, advanced analytics, cloud-based applications, telehealth systems, and more. With over 3,000 employees dedicated to the idea that “Your Mission is Our Passion,” DLH brings a unique combination of government sector experience, proven methodology, and unwavering commitment to innovative solutions to improve the lives of millions. For more information, visit www.DLHcorp.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or DLH`s future financial performance. Any statements that refer to expectations, projections or other characterizations of future events or circumstances or that are not statements of historical fact (including without limitation statements to the effect that the Company or its management “believes”, “expects”, “anticipates”, “plans”, “intends” and similar expressions) should be considered forward looking statements that involve risks and uncertainties which could cause actual events or DLH’s actual results to differ materially from those indicated by the forward-looking statements. Forward-looking statements in this release include, among others, statements regarding estimates of future revenues, operating income, earnings and cash flow. These statements reflect our belief and assumptions as to future events that may not prove to be accurate. Our actual results may differ materially from such forward-looking statements made in this release due to a variety of factors, including: the risk that we will not realize the anticipated benefits of acquisitions (including anticipated future financial performance and results); the diversion of management’s attention from normal daily operations of the business and the challenges of managing larger and more widespread operations; the inability to retain employees and customers; contract awards in connection with re-competes for present business and/or competition for new business; our ability to manage our debt obligations; compliance with bank financial and other covenants; changes in client budgetary priorities; government contract procurement (such as bid and award protests, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; the impact of inflation and higher interest rates; and other risks described in our SEC filings. For a discussion of such risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s periodic reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended September 30, 2023, as well as subsequent reports filed thereafter. The forward-looking statements contained herein are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about our industry and business.

Such forward-looking statements are made as of the date hereof and may become outdated over time. The Company does not assume any responsibility for updating forward-looking statements, except as may be required by law.

CONTACTS:

INVESTOR RELATIONS
Contact: Chris Witty
Phone: 646-438-9385
Email: cwitty@darrowir.com
TABLES TO FOLLOW
DLH HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Amounts in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Revenue	$100,694	$102,241	$299,551	$274,385
Cost of operations:
Contract costs	81,646	80,919	239,839	216,779
General and administrative costs	9,013	9,935	28,420	27,670
Corporate development costs	—	—	—	1,735
Depreciation and amortization	4,272	4,280	12,769	11,281
Total operating costs	94,931	95,134	281,028	257,465
Income from operations	5,763	7,107	18,523	16,920
Interest expense	4,143	4,917	12,991	11,512
Income before provision for income taxes	1,620	2,190	5,532	5,408
Provision for income tax expense	481	452	430	1,318
Net income	$1,139	$1,738	$5,102	$4,090

Net income per share - basic	$0.08	$0.13	$0.36	$0.30
Net income per share - diluted	$0.08	$0.12	$0.35	$0.28

Weighted average common stock outstanding
Basic	14,232	13,854	14,156	13,638
Diluted	14,704	14,539	14,716	14,421

DLH HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Amounts in thousands except par value of shares)

	June 30, 2024	September 30, 2023
	(unaudited)
ASSETS
Current assets:
Cash	$423	$215
Accounts receivable	58,341	59,119
Other current assets	2,742	3,067
Total current assets	61,506	62,401
Goodwill	138,161	138,161
Intangible assets, net	112,435	124,777
Operating lease right-of-use assets	7,498	9,656
Deferred taxes, net	3,381	3,070
Equipment and improvements, net	1,790	1,590
Other long-term assets	186	186
Total assets	$324,957	$339,841
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$23,189	$29,704
Debt obligations - current, net of deferred financing costs	17,646	17,188
Accrued payroll	14,232	13,794
Operating lease liabilities - current	2,889	3,463
Other current liabilities	482	638
Total current liabilities	58,438	64,787
Long-term liabilities:
Debt obligations - long-term, net of deferred financing costs	143,258	155,147
Operating lease liabilities - long-term	13,521	15,908
Other long-term liabilities	1,135	1,560
Total long-term liabilities	157,914	172,615
Total liabilities	216,352	237,402
Shareholders' equity:
Common stock, $0.001 par value; 40,000 shares authorized; 14,183 and 13,950 shares issued and outstanding at June 30, 2024 and September 30, 2023, respectively	14	14
Additional paid-in capital	101,038	99,974
Retained earnings	7,553	2,451
Total shareholders’ equity	108,605	102,439
Total liabilities and shareholders' equity	$324,957	$339,841

DLH HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in thousands)

	Nine Months Ended
	June 30,
	2024	2023
Operating activities
Net income	$5,102	$4,090
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,769	11,281
Amortization of deferred financing costs charged to interest expense	1,437	1,540
Stock-based compensation expense	2,290	2,020
Deferred taxes, net	(311)	—
Changes in operating assets and liabilities
Accounts receivable	778	(1,918)
Other assets	2,484	130
Accounts payable and accrued liabilities	(6,515)	(4,221)
Accrued payroll	437	274
Other liabilities	(3,540)	1,801
Net cash provided by operating activities	14,931	14,997
Investing activities
Business acquisition, net of cash acquired	—	(180,711)
Purchase of equipment and improvements	(627)	(580)
Net cash used in investing activities	(627)	(181,291)
Financing activities
Proceeds from revolving line of credit	257,067	144,697
Repayment of revolving line of credit	(252,123)	(128,204)
Proceeds from debt obligations	—	168,000
Repayments of debt obligations	(17,813)	(10,688)
Payments of deferred financing costs	—	(7,666)
Proceeds from issuance of common stock upon exercise of options and warrants	261	1,107
Payment of tax obligations resulting from net exercise of stock options	(1,488)	(650)
Net cash (used in) provided by financing activities	(14,096)	166,596
Net change in cash	208	302
Cash - beginning of year	215	228
Cash - end of year	$423	$530
Supplemental disclosures of cash flow information
Cash paid during the year for interest	$11,656	$10,006
Cash paid during the year for income taxes	$2,280	$4,055
Supplemental disclosures of non-cash activity
Common stock surrendered for the exercise of stock options	$2,432	$238

Non-GAAP Financial Measures
The Company uses EBITDA and EBITDA as a percent of revenue as supplemental non-GAAP measures of performance. We define EBITDA as net income excluding (i) interest expense, (ii) Provision for income tax expense and (iii) depreciation and amortization. EBITDA as a percent of revenue is EBITDA for the measurement period divided by revenue for the same period.

These non-GAAP measures of performance are used by management to conduct and evaluate its business during its review of operating results for the periods presented. Management and the Company's Board utilize these non-GAAP measures to make decisions about the use of the Company's resources, analyze performance between periods, develop internal projections and measure management performance. We believe that these non-GAAP measures are useful to investors in evaluating the Company's ongoing operating and financial results and understanding how such results compare with the Company's historical performance. EBITDA is not a recognized measurement under accounting principles generally accepted in the United States, or GAAP, and when analyzing our performance investors should (i) evaluate adjustments in our reconciliation to the nearest GAAP financial measures and (ii) use non-GAAP measures in addition to, and not as an alternative to, measures of our operating results as defined under GAAP.

Reconciliation of GAAP net income to EBITDA, a non-GAAP measure (in thousands):

	Three Months Ended			Nine Months Ended
	June 30,			June 30,
	2024	2023	Change	2024	2023	Change
Net income	$1,139	$1,738	$(599)	$5,102	$4,090	$1,012
(i) Interest expense, net	4,143	4,917	(774)	12,991	11,512	1,479
(ii) Provision for income tax expense	481	452	29	430	1,318	(888)
(iii) Depreciation and amortization	4,272	4,280	(8)	12,769	11,281	1,488
EBITDA	$10,035	$11,387	$(1,352)	$31,292	$28,201	$3,091

Net income as a % of revenue	1.1%	1.7%	(0.6)%	1.7%	1.5%	0.2%
EBITDA as a % of revenue	10.0%	11.1%	(1.1)%	10.4%	10.3%	0.1%
Revenue	$100,694	$102,241	$(1,547)	$299,551	$274,385	$25,166